July 1, 2014

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	eFleets Corp.,

Form S-1

Registration Statement (File No. 333-195672)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1, as may be amended (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by eFleets Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to an underwritten offering (the “Offering”) and relates to the issuance and sale by the Company of shares of common stock, par value $0.001 (the “Shares”) and warrants to purchase shares of common stock (the “Warrants”). The Registration Statement also covers shares of common stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares”). We understand that the Shares and Warrants are to be sold, as described in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	the issuance and sale of the Shares and Warrants has been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner described in the Registration Statement, the Shares and Warrants will be validly issued, fully paid and non-assessable; and

2.	the issuance and sale of the Warrants has been duly authorized, and when issued and sold in the manner described in the Registration Statement, the Warrants will be validly issued and will constitute the valid and binding obligations of the Company in accordance with the terms thereof; and the Warrant Shares have been duly authorized and, when issued in the manner described in the Registration Statement and in accordance with the terms and conditions of the Warrants (including the due payment of any exercise price therefor specified in the Warrants) the Warrant Shares will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Nevada General Corporation Law (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP